SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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[   ] Definitive Proxy Statement
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[   ] Soliciting Material under Rule 14a-12
HOMESTREET, INC.
(Name of Registrant as Specified in its Charter)

Blue Lion Opportunity Master Fund, L.P.
Roaring Blue Lion, LLC
Roaring Blue Lion Capital Management, L.P.
BLOF II, LP
Blue Lion Capital Master Fund, L.P.
Charles W. Griege, Jr.
Ronald K. Tanemura
Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Blue Lion / HomeStreet, Inc.

Blue Lion Opportunity Master Fund, L.P. and the other participants identified herein ("BLC") are filing the materials contained in this document with the U.S. Securities and Exchange Commission in connection with the 2018 Annual Meeting of Shareholders of HomeStreet, Inc. ("HomeStreet").  Attached hereto is a copy of correspondence from BLC.  This correspondence is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), because it may be deemed to be soliciting material in respect of the solicitation of proxies to be used at HomeStreet's 2018 Annual Meeting of Shareholders.  The correspondence is also available on BLC's website at https://www.helpfixhmst.com.
The supplemental presentation referenced in the correspondence was previously filed with the Securities and Exchange Commission on May 10, 2018, as definitive additional materials under the cover page required by Rule 14a-6(m) and Schedule 14A of the Exchange Act, and is incorporated herein by reference.
IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT
On April 25, 2018, Blue Lion Opportunity Master Fund, L.P. and the other participants identified below ("BLC") filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission ("SEC") in connection with the solicitation of proxies for the 2018 Annual Meeting of Shareholders of HomeStreet, Inc. (the "Definitive Proxy Statement").  The following persons may be deemed to be participants in the solicitation from shareholders of HomeStreet, Inc. ("HomeStreet") of proxies to vote "AGAINST" the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote "AGAINST" the approval on an advisory (non-binding) basis of the compensation of HomeStreet's named executive officers: Blue Lion Opportunity Master Fund, L.P., Roaring Blue Lion, LLC, Roaring Blue Lion Capital Management, L.P., BLOF II, LP, Blue Lion Capital Master Fund, L.P., Charles W. Griege, Jr., and Ronald K. Tanemura.  The participants may have interests in the solicitation, including as a result of holding shares of HomeStreet's common stock, and information regarding the Participants and their interests may be found in the Definitive Proxy Statement.  Shareholders are urged to read the Definitive Proxy Statement and BLUE proxy card, and any supplements thereto, because they contain important information about BLC, the proposals being voted on at the 2018 Annual Meeting of Shareholders of HomeStreet, HomeStreet and related matters.  The Definitive Proxy Statement was first sent to the shareholders of HomeStreet on or about April 25, 2018 and is accompanied by a BLUE proxy card.  Shareholders may obtain a free copy of the Definitive Proxy Statement and BLUE proxy card and other relevant documents filed with the SEC by BLC at the SEC's web site at www.sec.gov or BLC's website at https://www.helpfixhmst.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.
[Correspondence follows on next page.]

Dear Fellow HomeStreet Shareholder:
As you probably know, Blue Lion Capital is the owner of approximately 6.1% of HomeStreet, Inc. (HMST) and is soliciting votes against two long-serving directors that have been re-nominated by the Company. We urge you to vote AGAINST Scott Boggs and Douglas Smith using the BLUE proxy card.
Unfortunately, you may or may not be aware of the following:
•	HomeStreet has never disclosed* that Douglas Smith, the Chairman of the compensation committee, is the son of HomeStreet CEO Mark Mason's longstanding business partner, Gordon Smith.
•	HomeStreet has never disclosed* that it loaned money to Gordon Smith's company, which was previously run by Mr. Mason.
•
HomeStreet has never disclosed* that it loaned money to various entities controlled by Chairman Emeritus David Ederer and/or his son, Daniel Ederer.  At least one of those loans appears to be in an amount in excess of the purchase price of the property that secures the loan.

We believe shareholders deserve to know more about these related party transactions.  We have prepared a supplemental presentation, which is attached, that describes what we do know.  We encourage you to read it in conjunction with our larger presentation on HomeStreet's board and what we believe are its failings.  All of our materials are available to shareholders at www.HelpFixHMST.com.
Additionally, please note that FIG Partners published an independent research report today estimating that our proposals could nearly double HomeStreet's 2019 EPS, to $4.08 per share versus consensus estimates of $2.08, by increasing after-tax earnings by an additional $38 million!
Please vote AGAINST Mr. Boggs and Mr. Smith to ensure greater transparency and better governance at HomeStreet.
Please feel free to call or email with any questions.
Chuck Griege
Charles W. Griege, Jr.
Managing Partner
Blue Lion Capital
(o) 214-855-2430 | (c) 214-707-8948
8115 Preston Rd., Suite 550 | Dallas, TX 75225
Blue Lion Capital has neither sought nor obtained consent from any third party to use previously published information as proxy soliciting material.
NOTE REGARDING DISCLOSURE OBLIGATIONS
*The business relationships between Mr. Mason and the father of Mr. Smith, Mr. Ederer and his son, and the related loans are items that may impact Mr. Smith's and Mr. Ederer's independence, but HomeStreet has not described them in any detail in its proxy statement, as we believe is required by Item 407(a)(3) of Regulation S-K. This Item requires that HomeStreet describe, by specific category or type, any transactions, relationships or arrangements related to a specific independent director not disclosed pursuant to Item 404(a) that were considered by the board of directors in assessing a director's independence. And just in case an issuer might overlook the importance of this disclosure, the instruction to this Item says that the description of the specific categories or types of transactions, relationships or arrangements must be provided in such detail as is necessary to fully describe the nature of the transactions, relationships or arrangements. In other words, the SEC meant it when it said that "a primary purpose of the federal proxy rules is to provide shareholders with full disclosure of all information for the exercise of their voting rights under state law and the corporation's charter." Exchange Act Release No. 56160, July 27, 2007.
IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT
On April 25, 2018, Blue Lion Opportunity Master Fund, L.P. and the other participants identified below ("BLC") filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission ("SEC") in connection with the solicitation of proxies for the 2018 Annual Meeting of Shareholders of HomeStreet, Inc. (the "Definitive Proxy Statement").  The following persons may be deemed to be participants in the solicitation from shareholders of HomeStreet, Inc. ("HomeStreet") of proxies to vote "AGAINST" the election of Scott M. Boggs and Douglas I. Smith as directors of HomeStreet, and to vote "AGAINST" the approval on an advisory (non-binding) basis of the compensation of HomeStreet's named executive officers: Blue Lion Opportunity Master Fund, L.P., Roaring Blue Lion, LLC, Roaring Blue Lion Capital Management, L.P., BLOF II, LP, Blue Lion Capital Master Fund, L.P., Charles W. Griege, Jr., and Ronald K. Tanemura.  The participants may have interests in the solicitation, including as a result of holding shares of HomeStreet's common stock, and information regarding the Participants and their interests may be found in the Definitive Proxy Statement.
Shareholders are urged to read the Definitive Proxy Statement and BLUE proxy card, and any supplements thereto, because they contain important information about BLC, the proposals being voted on at the 2018 Annual Meeting of Shareholders of HomeStreet, HomeStreet and related matters.  The Definitive Proxy Statement is first being sent to the shareholders of HomeStreet on or about April 25, 2018 and is accompanied by a BLUE proxy card.  Shareholders may obtain a free copy of the Definitive Proxy Statement and BLUE proxy card and other relevant documents filed with the SEC by BLC at the SEC's web site at www.sec.gov or BLC's website at https://www.helpfixhmst.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.